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                                                                    EXHIBIT 10.1


[LETTERHEAD]


October 4, 1999

Mr. Itzhak Goldenberg
Chairman and Chief Executive Officer
Noga Electro-Mechanical Industries (1986) LTD
P.O.B. 462
Tel-Hanan 20302, Israel

Dear Itzhak,

The following represents a memorandum of understanding between Noga Electro-Mechanical Industries (1986) LTD (Noga) and Quadlogic Controls Corporation (Quadlogic) concerning the following proposed financing arrangement:

NATURE OF FINANCING - Bank Hapoalim (the "Bank") will make available to Quadlogic Controls Corporation a $1 million line of credit. This line of credit will be guaranteed by Noga and be made available to Quadlogic as follows:


                                                   DATE AVAILABLE
                                                   --------------
1st increment -     $400,000           (See Availability of Financing below)
2nd increment -      200,000                     October 31, 1999
3rd increment -      200,000                     December 15, 1999
4th increment -      200,000                     January 15, 2000


AVAILABILITY OF FINANCING - The 1st $400,000 will be available as soon as the banking arrangements are made (which is expected to be within one week of the signing of this memorandum of understanding) and Quadlogic and Itzhak Goldenberg, on behalf of Noga, sign this memorandum of understanding. The next three increments will automatically be available on the dates noted above subject to Quadlogic meeting its monthly operating cash flow targets, discussed below. Each increment of the Credit Line will be available for a period of 360 days from the date of availability (whether or not drawn or repaid).

As the Bank makes available to Quadlogic each increment of financing, Noga will be granted the warrants associated with each increment described below. If for any reason, the increment is not made available on the dates indicated above in "Nature of Financing", then Quadlogic will be under no obligation to issue Noga the warrants associated with such increment.

QUADLOGIC CASH FLOW - If the Company's operating cash flow (defined as net income plus depreciation less capital expenditures plus lease financing plus deferred employee pay) does not exceed an average deficit of $100,000 per month for the monthly periods noted below, the next $200,000 increment will automatically become available to Quadlogic on the date noted above in "Nature of Financing". The monthly periods will be as follows:





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  For the October 31st increment, the monthly cash flow periods will be August and September.

  For the December 15th increment, the monthly cash flow periods will be October and November.

  For the January 15th increment, the monthly cash flow period will be December 1999.

If the Company's operating cash flow fails to meet the above target, then Noga will have no obligation to provide a guarantee for the applicable $200,000 increment or any subsequent increments and it will be Noga's sole decision as to whether it will guarantee any such additional funds for the Company. Should Noga decide not to guarantee the additional increments of financing, it will not be entitled to receive the warrants associated with such increment.

COMPENSATION TO GUARANTOR - In return for providing guarantees for the lines of credit discussed above, Noga will receive from Quadlogic 1,210,000 warrants (to be received as noted below). Each warrant will be convertible into one share of common stock. At any time, the Company may notify Noga that it does not intend to repay the increment of the line to which the warrants relate, in which event the Company may force the exercise of a sufficient number of warrants to repay such increment at $1.25 per share. The terms and conditions of these warrants are as follows:

          For each dollar increment of the line of credit that Quadlogic receives, Noga will receive 1.2 warrants (e.g. for providing the first line of credit increment of $400,000, Noga will receive 480,000 warrants). If Quadlogic subsequently pays down the line of credit the amount of warrants that Noga received will remain in force.

          To the extent that there is no amount of money outstanding on the line of credit at the end of the 360-day period the line of credit is available, the exercise price of the warrants shall be $1.75. If there is an outstanding balance at the end of the year, Noga will be required to provide the Company with such amount. The funds Noga will provide to the Company to pay down the line of credit to zero will be the result of Noga exercising part or all of its warrants. Such warrants will be exercisable into common stock at the price of $1.25 per share to the extent needed to pay off the line. All remaining warrants will be exercisable at $1.75 per share.

          To the extent that Noga, at its option, converts any warrants into common shares prior to the expiration of the term related line of credit increment, such warrants will be exercisable at $1.75 per share.

          All warrants that Noga receives will expire on December 31, 2001.

The number of warrants noted above (1,210,000) that Quadlogic grants to Noga assumes that Quadlogic will grant to a public relations firm, acceptable to Noga and Quadlogic, 200,000 warrants associated with their work on behalf of the Company. To the extent the number of warrants that Quadlogic grants to the public relations firm differs from the 200,000 warrant estimate, the number of warrants Noga receives will be adjusted by such difference (i.e. if the public relations firm receives 150,000 warrants, Noga will be entitled to receive a total of 1,260,000 warrants. If the public relations firm receives 250,000 warrants, Noga will be entitled to receive a total of 1,160,000 warrants).

Should the total number of warrants Noga is entitled to be adjusted, the adjusted amount shall be allocated ratably over the four line of credit increments. The basis of the allocation shall be the ratio of the dollar amount of each increment to $1,000,000.


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RECEIPT OF WARRANTS - Noga shall receive the initial 490,000 warrants simultaneous with the availability to Quadlogic of the 1st $400,000 increment of financing. (There is additional 10,000 warrants being granted on the first increment that is not considered part of the formula.) Noga will receive any subsequent warrants simultaneous with the availability of and the acceptance by Quadlogic of each of the remaining $200,000 financing increments.

VOTING OF EXERCISED SHARES - Prior to a successful secondary offering, should Noga convert any of the warrants it receives as a result of this transaction into common stock, Noga agrees that it will give to Sayre Swarztrauber his proxy relating to such converted shares. Sayre will vote this proxy in the manner he deems appropriate. The shares issued upon the exercise of the warrants will bear a legend to that effect. In addition, any other share purchased by Itzhak Goldenberg, Noga or any of their affiliates (between the date hereof and the closing of a successful secondary offering) shall be subject to a proxy, but shall not bear any legend to that effect. This provision will cease simultaneous with a successful secondary offering of Quadlogic's common stock. For the purposes of this document, a successful secondary offering of Quadlogic's common stock shall be the sale to the public of at least 1 million Quadlogic common shares raising a minimum of $3,000,000 in net equity on terms satisfactory to the Board of Directors of Quadlogic Controls Corporation.

REGISTERED COMPANY - The Company commits that it will use its best efforts to become a registered company with the Securities and Exchange commission by February 28, 2000. If the Company is not a registered company by February 28, it will use its best efforts to become a registered company as soon as practical after such date.

BOARD OF DIRECTOR APPROVAL - This memorandum of understanding is subject to approval by the Quadlogic Controls Corporation Board of Directors and the miscellaneous provision listed below.

TRANSFERABILITY - These warrants, subject to compliance with applicable federal and state securities laws, and subject to the transferee entering into the voting proxy referred to herein, and all rights thereunder are transferable, in whole or in part, by the holder thereof to persons and entities reasonably acceptable to the Company in its sole discretion.

MISCELLANEOUS - You agree to return to Quadlogic the 370,371 common shares of Quadlogic Controls Corporation that you were issued in error. In addition, you commit to obtaining on a prompt basis all required signatures that Quadlogic has not yet received relating to the unsigned purchase agreements that were given to Gert Hubatka and Shai Ofir relating to their purchase of Quadlogic common stock.

The Company and Noga agree that the release of the first $400,000 of financing shall not occur until the Board of Directors of Quadlogic has approved this agreement. Furthermore, the Company and Itzhak Goldenberg agree that Itzhak Goldenberg shall become a member of the board upon Quadlogic's ability to access the first $400,000 of financing.


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If you are in agreement with the proposed terms noted above, please indicate your agreement by signing below.

Sincerely,

/s/ Sayre Swartzrauber
Sayre Swartztrauber                               Date:  10/5/99
Chairman of the Board and
Chief Executive Officer

I agree to the above noted terms.


/s/ Itzhak Goldenberg
Itzhak Goldenberg                                 Date:  5/10/99
Chairman and Chief Executive Officer
Noga Electro-Mechanical Industries (1986) LTD



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